Exhibit 3.1

GLOBAL MEDICAL REIT INC.

ARTICLES OF RESTATEMENT

Global Medical REIT Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First:               The Corporation desires to restate its charter (the “Charter”) as currently in effect.

Second:          The charter of the Corporation is hereby restated in its entirety to read as set forth in Exhibit A attached hereto, and the provisions set forth in these Articles of Restatement are all of the provisions of the Charter currently in effect.

Third:              The restatement of the Charter has been approved by a majority of the entire Board of Directors of the Corporation.

Fourth:          The Charter is not amended by these Articles of Restatement. These Articles of Restatement do not change the authorized capital stock of the Corporation or the aggregate par value thereof. The aggregate par value of all of the authorized capital stock of the Corporation is $510,000.

Fifth:               The current address of the principal office of the Corporation is as set forth in Article IV of Exhibit A attached hereto.

Sixth:              The name and address of the Corporation’s current resident agent are as set forth in Article IV of Exhibit A attached hereto.

Seventh:        The number of directors of the Corporation and the names of those currently in office are as set forth in Section 5.1 of Exhibit A attached hereto.

Eighth:            The Articles of Amendment effecting the reverse stock split referred to in Section 6.7 were accepted for record on, and the Effective Date referred to therein was, November 12, 2014.

Ninth:              The undersigned acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary and General Counsel, on this 6th day of August, 2018.

ATTEST:		GLOBAL MEDICAL REIT INC.

By:	/s/ Jamie A. Barber	By:	/s/ Jeffrey M. Busch
Name:	Jamie A. Barber	Name:	Jeffrey M. Busch
Title:	Secretary	Title:	Chief Executive Officer

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Exhibit A

Article I
INCORPORATOR

The undersigned, Conn Flanigan, whose address is P.O. Box 61037, Denver, Colorado 80206, being at least 18 years of age, by these Articles of Incorporation and by Articles of Conversion effective as of January 15, 2014, does hereby convert Scoop Media, Inc., a Nevada corporation formed on March 18, 2011 (the “Converting Corporation”), into a corporation formed under the general laws of the State of Maryland.

Article II
NAME

The name of the corporation (the “Corporation”) is:

Global Medical REIT Inc.

Article III
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles of Restatement of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

Article IV
PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 2 Bethesda Metro Center, Suite 440. Bethesda, Maryland 20814. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust. Incorporated, 2405 York Road Suite 201, Lutherville Timonium, Maryland 21093. The resident agent is a Maryland corporation.

Article V
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1           Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”). The number of directors of the Corporation is nine, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL. The names of the current directors serving until the next annual meeting of stockholders and until their successors are duly elected and qualified are:

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1.          Jeffrey Busch

2.          Henry Cole

3.          Paula Crowley

4.          Matthew Cypher

5.          Zhang Huiqi

6.          Zhang Jingguo

7.          Ronald Marston

8.          Dr. Roscoe Moore

9.          Lori B. Wittman

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws. The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined in Section 6.1), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Section 5.2           Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and in the last sentence of Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3           Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4           Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. Notwithstanding the foregoing, in the event the Corporation is subject to the Maryland Control Share Acquisition Act, holders of shares of stock of the Corporation shall be entitled to exercise rights of an objecting stockholder under Section 3-708(a) of the MGCL.

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Section 5.5           Indemnification. (a) The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the ultimate entitlement to indemnification to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

(b)          The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c)          The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the maximum extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 5.6           Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision in the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors.

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Section 5.7           REIT Qualification. The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for federal income tax purposes, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII of the Charter is no longer required in order for the Corporation to qualify as a REIT.

Section 5.8           Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9           Advisor Agreements. The Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

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Article VI
STOCK

Section 6.1           Authorized Shares. The Corporation has authority to issue 510,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2           Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3           Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4           Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5           Distributions. The Board of Directors from time to time may authorize and the Corporation may pay to its stockholders such dividends or other distributions in cash or other property, including in shares of one class of the Corporation’s stock payable to holders of shares of another class of stock of the Corporation, as the Board of Directors in its discretion shall determine.

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Section 6.6           Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 6.7           Reverse Stock Split. On the Effective Date of the Articles of Amendment, this Corporation will effect a Reverse Stock Split pursuant to which every four hundred (400) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No cash will be paid or distributed as a result of aforementioned Reverse Stock Split of the Corporation’s common stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

Section 6.8          7.50% Series A Cumulative Redeemable Preferred Stock.  The terms of the Corporation’s 7.50% Series A Cumulative Redeemable Preferred Stock, as originally set forth in Articles Supplementary accepted for record on September 14, 2017, are set forth in Annex A hereto.

Article VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1           Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Benefit Plan Investor. The term “Benefit Plan Investor” shall mean any holder of Equity Shares that is a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Business Day. The term “Business Day” shall mean any day, other than a Saturday or a Sunday that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

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Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Controlling Person. The term “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Trust or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person.

Domestically-Controlled Initial Date. The term “Domestically-Controlled Initial Date” shall mean the date on which the Board of Directors determines, in its sole discretion, that the restrictions in Sections 7.2.1(a)(viii) and (ix) of this Article VII should commence and set forth in a certificate of notice filed with the SDAT.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established for an Excepted Holder by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Initial Date. The term “Initial Date” shall mean the date on which the Board of Directors determines, in its sole discretion, that the restrictions in this Article VII other than the restrictions in Sections 7.2.1(a)(viii) and (ix) should commence and set forth in a certificate of notice filed with the SDAT.

Insignificant Participation Exception. The term “Insignificant Participation Exception” shall mean the exception to the Plan Asset Regulations which provides that a Benefit Plan Investor’s assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by Benefit Plan Investors, disregarding equity interests held by Controlling Persons (other than Controlling Persons which are Benefit Plan Investors).

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Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determine Non-U.S. Event. The term “Non-U.S. Event” shall have the meaning given in Section 7.2.1(a)(ix) hereof.

Non-U.S. Person. The term “Non-U.S. Person” shall mean a Person other than a U.S. Person named by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange or any successor stock exchange thereto.

One Hundred Shareholders Date. The term “One Hundred Shareholders Date” shall mean the first date on which Capital Stock is beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Plan Asset Regulations. The term “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 7.2.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

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Publicly Offered Securities. The term “Publicly Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock of the Corporation excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, or such other percentage determined from time to time by the Board of Directors in accordance with Section 7.2.8 of the Charter.

TRS. The term “TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee. The term “Trustee” shall mean the Person unaffiliated with both the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

U.S. Person. The term “U.S. Person” means a Person defined as a “United States Person” in Section 7701(a)(30) of the Code.

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Section 7.2           Capital Stock.

Section 7.2.1        Ownership Limitations.

(a)          Basic Restrictions.

(i)          During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)         During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii)        During the period commencing on the One Hundred Shareholders Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.

(iv)         During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(v)          During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D) of the Code) on behalf of a TRS failing to qualify as such.

(vi)         Subject to Section 7.4 and except as provided in Section 7.2.7 hereof, during the period commencing on the Initial Date and prior to the date that either (i) each outstanding class of Capital Stock of the Corporation qualifies as a class of Publicly-Offered Securities or (ii) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), Benefit Plan Investors shall not Beneficially Own twenty-five percent or more of any class of Equity Shares of the Corporation, disregarding any shares held by Controlling Persons (other than Controlling Persons that are Benefit Plan Investors).

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(vii)        Subject to Section 7.4 and except as provided in Section 7.2.7 hereof, during the period commencing on the Initial Date and prior to the date that either (i) each outstanding class of Capital Stock of the Corporation qualifies as a class of Publicly-Offered Securities or (ii) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Transfer Capital Stock unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)).

(viii)      During the period commencing on the Domestically-Controlled Initial Date but subject to Section 7.4, any Transfer of Capital Stock shall be void ab initio as to the Transfer of such Capital Stock if, as a result of such Transfer, the fair market value of Capital Stock owned directly or indirectly by Non-U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding Capital Stock of the Corporation; and such Non-U.S. Person shall acquire no rights in such Capital Stock.

(ix)         During the period commencing on the Domestically-Controlled Initial Date but subject to Section 7.4, if there is an event other than those described in Section 7.2.1(a)(viii) (a “Non-U.S. Event”) that would result in the fair market value of Capital Stock owned directly or indirectly by Non-U.S. Persons comprising 50% or more of the fair market value of the issued and outstanding Capital Stock of the Corporation, then Capital Stock owned directly or indirectly by Non-U.S. Persons shall be transferred to a Charitable Trust as described in Section 7.2.1(b) to the extent necessary to eliminate such excess ownership. Such transfer shall be effective as of the close of business on the business day prior to the date of the Non-U.S. Event. In determining which share of Capital Stock are transferred to a Charitable Trust, Capital Stock owned directly or indirectly by any Non-U.S. Person who caused the Non-U.S. Event to occur shall be transferred before any Capital Stock not so held is transferred. If similarly situated Persons exist, the exchange shall be pro rata. If the Non-U.S. Event was not caused by a Non-U.S. Person, Capital Stock owned directly or indirectly by Non-U.S. Persons shall be chosen by random lot and transferred to a Charitable Trust until Non-U.S. Persons do not own directly or indirectly 50% or more of the issued and outstanding Capital Stock.

(b)          Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii), (iv), (v), (vi), (vii) or (ix).

(i)          then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii), (iv), (v), (vi), (vii) or (ix) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or

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(ii)         if the transfer to the Charitable Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii), (iv), (v), (vi), (vii) or (ix), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii), (iv), (v), (vi), (vii) or (ix) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2        Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof or other designee if permitted by the MGCL.

Section 7.2.3        Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4       Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)          Every Person that Beneficially Owns more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating (i) the name and address of such owner, (ii) the number of shares of Capital Stock Beneficially Owned and (iii) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit; and

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(b)          Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.

Section 7.2.5       Remedies Not Limited. Nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to (i) subject to Section 5.7 of the Charter, protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT or (ii) avoid having the assets of the Corporation being considered to be “plan assets” (within the meaning of the Plan Asset Regulations) of any stockholder.

Section 7.2.6       Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1 of this Article VII, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it at such time. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 7.2.1 and 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7        Exceptions.

(a)          (i) The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 7.2.1(a)(i), (ii), (iv), (vi) or (vii) as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT in the case of an exemption or Excepted Holder Limit relating to Section 7.2.1(a)(i), (ii) and (iv) or cause any assets of the Corporation to be deemed “plan assets” for purposes of ERISA or the Plan Asset Regulations in the case of an exemption relating to Section 7.2.1(a)(vi) and (vii).

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(b)          Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to (i) determine or ensure the Corporation’s status as a REIT or (ii) in the case of an exception from Section 7.2.1(a)(vi) or (vii), determine that the Corporation will not fail to qualify for the Insignificant Participation Exception or another applicable exception to avoid having the assets of the Corporation be deemed “plan assets” for the purposes of ERISA or the Plan Asset Regulations. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)          Subject to Section 7.2.1(a)(ii), (iv) and (v), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock and provided that the restrictions contained in Section 7.2.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 7.2.8        Change in Stock Ownership Limit and Excepted Holder Limits. (a) The Board of Directors may from time to time increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Stock Ownership Limit and, provided further, that the new Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own more than forty-nine and nine-tenths percent (49.9%) in value of the outstanding Capital Stock.

(b)          The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then existing Stock Ownership Limit.

Section 7.2.9        Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

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Section 7.3           Transfer of Capital Stock in Trust.

Section 7.3.1        Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2        Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 7.3.3        Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

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Section 7.3.4        Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5       Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 7.3.6       Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 7.2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4           NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

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Section 7.5           Deemed ERISA Representations. Each purchaser and subsequent transferee of Capital Stock after the date upon which a registration statement with respect to the Capital Stock becomes effective, will be deemed to have represented and warranted that its purchase of Capital Stock will not constitute (i) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a violation of any other federal, state, local, non-U.S. or other laws or regulations applicable to such purchaser that contain one or more provisions that are substantially similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

Section 7.6           Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.7           Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 7.8           Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Article VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.8 and Article VII or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

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Article IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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ANNEX A

7.50% Series A Cumulative Redeemable Preferred Stock

(1)          Designation and Number. A series of Preferred Stock, designated as the “7.50% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of Series A Preferred Stock shall be 3,105,000.

(2)          Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3)          Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), rank (a) senior to the Common Stock and any other class or series of equity securities, now or hereafter issued and outstanding, the terms of which provide that such equity securities rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series A Preferred Stock (“Junior Equity Securities”), (b) on parity with any other preferred or convertible preferred securities, the terms of which provide for cumulative dividends, of the Company, now or hereafter issued and outstanding other than the securities referred to in clauses (a) and (c) (“Parity Equity Securities”); and (c) junior to all equity securities issued by the Company with terms specifically providing that such equity securities rank senior to the Series A Preferred Stock with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”). For the avoidance of doubt, the term “equity securities” does not include convertible or exchangeable debt securities, which debt securities would rank senior to the Series A Preferred Stock.

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(4)          Dividends.

(a)          Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including September 15, 2017 (the “Original Issue Date”) and shall be payable (i) for the period from the Original Issue Date to, but excluding October 31, 2017 on October 31, 2017, to holders of record as of October 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on January 31, April 30, July 31 and October 31 of each year, commencing on January 31, 2018 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as defined herein), the dividend that would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day (as defined herein) with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day (as defined herein). Each dividend is payable quarterly in arrears to holders of record as they appear on the share records of the Company at 5:00 p.m., New York time, on the record date, which shall be January 15, April 15, July 15 or October 15 immediately preceding the applicable Series A Dividend Payment Date (each such date, a “Record Date”). Dividends shall accrue and be cumulative from the most recent Series A Dividend Payment Date to which dividends have been paid in full (a “Prior Dividend Payment Date”) (or if no Prior Dividend Payment Date, from the Original Issue Date). The dividends payable on any Series A Dividend Payment Date shall include dividends accumulated to, but excluding, such Series A Dividend Payment Date. Dividends on the Series A Preferred Stock will accumulate whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Company has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing Per Annum Amount (as defined herein) by four. After full cumulative distributions on the Series A Preferred Stock have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(b)          On and after the Original Issue Date, holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.50% per annum on the $25.00 liquidation preference of each share of Series A Preferred Stock (equivalent to $1.875 per annum per share (the “Per Annum Amount”)).

(c)          The Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends on the Series A Preferred Stock at such time as the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

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(d)          If, for any taxable year, the Company elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of the Company’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Company will make a similar allocation with respect to any undistributed long-term capital gains of the Company which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its stockholders.

(e)          So long as any shares of Series A Preferred Stock are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, except as described in the immediately following sentence, any dividends on any series or class or classes of Parity Equity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity equity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for Series A Preferred Stock) in full upon the Series A Preferred Stock and any shares of parity equity shares, all dividends declared upon the Series A Preferred Stock and all such parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

(f)           So long as any shares of Series A Preferred Stock are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) or other distribution upon Junior Equity Securities, nor shall any Junior Equity Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Equity Securities), unless in each case all cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Equity Securities at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Equity Securities.

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(g)          Any dividend payment made on the Series A Preferred Stock, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(h)          As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(i)           As used herein, the term “dividend” does not include dividends payable solely in Junior Equity Securities on Junior Equity Securities, or in options, warrants or rights to holders of Junior Equity Securities to subscribe for or purchase any Junior Equity Securities.

(5)          Liquidation Preference.

(a)          In the event of any Liquidation Event, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Equity Securities, the holders of the Series A Preferred Stock shall be entitled to receive (i) a liquidating distribution in the amount of $25.00 per share, plus (ii) an amount per share of Series A Preferred Stock equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Liquidation Preference”); but such holders of the Series A Preferred Stock shall not be entitled to any further payment.

(b)          If, upon any Liquidation Event, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Equity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Stock and any such other Parity Equity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Equity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), none of (i) a consolidation or merger of the Company with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Company’s assets, properties or business shall be deemed to be a Liquidation Event of the Company.

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(c)          Subject to the rights of the holders of Parity Equity Securities, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph (5), any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

(d)          Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(e)          In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Company’s total liabilities.

(6)          Redemption. The Series A Preferred Stock is not redeemable except as provided in this paragraph (6).

(a)          Redemption at the Option of the Company. (i) Except as otherwise permitted by the Charter and paragraph (6)(c) hereof, the Company may not redeem the Series A Preferred Stock until after September 15, 2022 except in limited circumstances relating to the Company qualifying and maintaining its qualification as a REIT as set forth in Article V of the Charter and pursuant to the Special Redemption Right (as defined herein). Any time after September 15, 2022, the Company, at its option, upon giving notice as provided below, may redeem some or all of the Series A Preferred Stock from time to time, at any time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized or declared), if any, to, but excluding, the date fixed for redemption (the “Regular Redemption Right”).

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(ii)         The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(A)         A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid,, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Company’s share transfer records (provided that, if the Series A Preferred Stock is held in book-entry form through The Depository Company, or “DTC”, the Company may give such notice in any manner permitted by DTC). A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed for trading, each notice shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates, if any, evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. In the case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

(B)         Upon any redemption of Series A Preferred Stock, the Company shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

(C)         If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire Series A Preferred Stock or any Parity Equity Securities (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT).

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(D)         On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(b)          Special Redemption Right Upon a Change of Control. (i) Upon the occurrence of a Change of Control (as defined herein), the Company shall have the option, upon giving notice to the holders of the Series A Preferred Stock as provided below, to redeem all or any part of the Series A Preferred Stock at any time within one hundred twenty (120) days after the date on which the Change of Control has occurred (the “Special Redemption Right”), for cash equal to the $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized or declared), if any, to, but excluding, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined herein), the Company exercises its Regular Redemption Right or Special Redemption Right in connection with a Change of Control, holders of Series A Preferred Stock shall not be permitted to exercise their Change of Control Conversion Right (as defined herein).

A “Change of Control” shall be deemed to have occurred at such time after the Original Issue Date when the following have occurred and are continuing:

(A)         the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(B)          following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities listed on the NYSE, the NYSE MKT LLC or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE MKT LLC or NASDAQ.

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(ii)         The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(A)         A notice of redemption shall be mailed, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Company’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (1) the redemption date; (2) the special redemption price; (3) a statement setting forth the calculation of such special redemption price in accordance with paragraph (6)(b); (4) the number of shares of Series A Preferred Stock to be redeemed; (5) the place or places where the certificates, if any, evidencing the Series A Preferred Stock are to be surrendered for payment of the redemption price; (6) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (7) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein and unless the Company shall fail to pay the redemption price on such date; (8) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (9) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (10) that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined herein), for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

(B)         Upon the redemption of the Series A Preferred Stock, the Company shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a Record Date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

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(C)         If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire Series A Preferred Stock or any Parity Equity Securities (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT).

(D)         On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of shares of Series A Preferred Stock on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(c)          Status of Redeemed Series A Preferred Stock. Any shares of Series A Preferred Stock that shall at any time have been redeemed (whether by the Regular Redemption Right or the Special Redemption Right) shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(7)         Voting Rights. Except as otherwise set forth herein or as required by applicable law, the Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Company. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder.

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(a)          Right to Elect Two Directors After Extended Dividend Arrearages.

(i)          If and whenever six (6) or more quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not authorized or declared, the number of directors then constituting the Board shall be increased by two and the holders of Series A Preferred Stock, voting together as a single class with the holders of any other series of Parity Equity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), shall have the right to elect two (2) additional directors (each, a “Preferred Stock Director”) at a special meeting of the holders of the Series A Preferred Stock called upon the request of at least ten percent (10%) of such holders, or at the Company’s next annual meeting and at each subsequent annual meeting of stockholders until all unpaid dividends with respect to the Series A Preferred Stock and such other Voting Preferred Stock have been paid. Whenever all dividend arrearages on the Series A Preferred Stock and the Voting Preferred Stock then outstanding have been paid, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect two (2) Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors shall terminate immediately and the number of directors shall be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect the additional directors will again vest if and whenever six (6) quarterly dividends are in arrears, as described above.

(ii)         A Preferred Stock Director shall be elected by a vote of holders of record (as of the record date for the special or annual meeting, as the case may be) of a plurality of votes cast. Any of the Preferred Stock Directors elected by holders of the Voting Preferred Stock may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the outstanding Voting Preferred Stock. So long as a dividend arrearage continues, any vacancy in the office of any Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the Voting Preferred Stock. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Company’s shares are listed. In class votes with other Voting Preferred Stock, Preferred Stock of different series shall vote in proportion to the liquidation preference of the Preferred Stock.

(iii)        Special meetings pursuant to this paragraph (7)(a) shall be in accordance with the procedures for “Stockholder-Requested Special Meetings” in the Company’s Bylaws; except that (a) the request of at least ten percent (10%) of the holders of the Series A Preferred Stock is required to call the meeting, as set forth above and (b) the Company, rather than the holders of Series A Preferred Stock, shall pay all costs and expenses of calling and holding such meeting, including without limitation, the costs of preparing and mailing or delivering notice of such meeting, of renting meeting space for such meeting to be held and of collecting and tabulating votes.

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(iv)        The provisions of this paragraph (7)(a) shall supersede anything inconsistent contained in the Charter or bylaws of the Company.

(b)          Supermajority Voting Rights. So long as any Series A Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock, voting together as a single class with the Voting Preferred Stock, either at a meeting of shareholders or by written consent, is required (i) to authorize, create, issue or increase the number of authorized or issued shares of any class or series of Senior Equity Securities, or to reclassify any authorized equity securities of the Company into such Senior Equity Securities, or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such Senior Equity Securities, or (ii) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remain outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for Preferred Stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Stock (provided that if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of Voting Preferred Stock, then the consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) is required). However, the Company may create additional classes of Parity Equity Securities and Junior Equity Securities, amend the Charter and these Articles Supplementary to increase the authorized number of Parity Equity Securities (including the Series A Preferred Stock) and Junior Equity Securities and issue additional series of Parity Equity Securities and Junior Equity Securities without the consent of any holder of Series A Preferred Stock.

(c)          Effect of Redemption Upon Voting Rights. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

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(8)          Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series A Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Company will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within fifteen (15) days after the respective dates by which an annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, would be due if the Company were subject to Section 13 or 15(d) of the Exchange Act and was required to file such reports with the SEC.

(9)          Other Limitations; Ownership and Transfer. The shares of Series A Preferred Stock constitute equity securities of the Company and are governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to equity securities generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to equity securities. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

(10)        Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of Company, except as provided in this paragraph (10).

(a)          Conversion upon a Change of Control.

(i)          Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock shall have the right, subject to the Special Redemption Right of the Company, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series A Preferred Stock, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series A Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 5.3419 (the “Share Cap”), subject to the following:

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(A)         The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(B)         In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall be entitled thereafter to convert (subject to the Company’s Special Redemption Right) such Series A Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series A Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series A Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(C)         If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of shares of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of shares of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

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(D)         As used herein, the term “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of the Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of the Common Stock is other than solely cash, (x) the average of the closing price per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(ii)         Within fifteen (15) days following the occurrence of a Change of Control, the Company shall provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (“Change of Control Notice”). A failure to give such Change of Control Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series A Preferred Stock except as to the holder to whom the Change of Control Notice was defective or not given. Each Change of Control Notice shall state the following: (A) the events constituting the Change of Control; (B) the date of the Change of Control; (C) the last date and time by which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (D) the method and period for calculating the Common Stock Price; (E) the Change of Control Conversion Date; (F) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, holders shall not be able to convert Series A Preferred Stock designated for redemption and such shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (G) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (H) the name and address of the paying agent and the conversion agent; and (I) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(iii)        The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides a Change of Control Notice to the holders of Series A Preferred Stock.

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(iv)        In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries evidencing the Series A Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice, to the transfer agent. Such conversion notice shall state: (A) the relevant Change of Control Conversion Date; (B) the number of shares of Series A Preferred Stock to be converted; and (C) that the Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day selected by the Company set forth in the Change of Control Notice that is no less than twenty (20) days nor more than thirty-five (35) days after the date on which the Company gives such notice.

(v)         Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to 5:00 PM Eastern time on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(vi)        Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(vii)       In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into Common Stock. Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock shall be entitled to convert such Series A Preferred Stock for Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to Beneficially Own, within the meaning of the Charter, shares of Common Stock of the Company in excess of the Ownership Limit, as such term is defined in the Charter.

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(viii)      No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock (whether such conversion occurs by conversion at the option of the Company as set forth in paragraph (10)(a) or (c) hereof or by the Change of Control Conversion Right). In lieu of fractional shares, holders of the Series A Preferred Stock shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(ix)         The Company will deliver all shares of Common Stock, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the Company’s (4th) Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(11)        Record Holders. The Company and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

(12)        Miscellaneous.

(a)          Preemptive Rights. No holder of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of equity securities of the Company or any securities convertible into or exercisable or exchangeable for shares of any class or series of equity securities of the Company.

(b)          Tax Withholding. The Company may withhold from or pay on behalf of or with respect to each holder of Series A Preferred Stock any amount of U.S. federal, state, local, or foreign taxes that the Company reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c)          Office or Agency. The Company will at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where Series A Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

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(d)          Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock unless so expressed herein.

(e)          Terms of the Series A Preferred Stock. All references to the “terms” of the Series A Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in paragraphs (1) through (12), inclusive, hereof.

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